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Freeport-McMoRan Announces Agreement to Sell
Onshore California Oil & Gas Properties for $742 Million, Including Contingent Consideration

PHOENIX, AZ, October 14, 2016 - Freeport-McMoRan Inc. (NYSE: FCX) announced today a purchase and sale agreement to sell its onshore California oil and gas properties to Sentinel Peak Resources California LLC for total consideration of $742 million, including contingent consideration.
Under the terms of the agreement, FCX will receive cash consideration of $592 million at closing and additional consideration of $50 million per annum in each of 2018, 2019 and 2020 if the price of Brent crude oil averages $70 per barrel or higher in that calendar year. The purchasers will also assume future abandonment obligations associated with the properties, which had a book value of approximately $0.1 billion at June 30, 2016.
The transaction has an effective date of July 1, 2016, and is expected to close in fourth-quarter 2016, subject to customary closing conditions.
For the twelve month period ended June 30, 2016, net daily sales volumes from these properties averaged 28.6 thousand barrels of oil per day. Over this period, revenues totaled $0.4 billion, cash production costs (before G&A) totaled $0.3 billion and capital expenditures totaled $0.04 billion.
Net cash proceeds will be used for debt repayment. FCX does not expect to record a material gain or loss on the transaction.
Following completion of this transaction and the previously announced Deepwater Gulf of Mexico (GOM) sale, FCX’s portfolio of oil and gas assets would include oil and natural gas production onshore in South Louisiana and on the Shelf of the GOM, oil production offshore California and natural gas production from the Madden area in Central Wyoming. In the second quarter of 2016, these properties produced an average of 8.6 thousand barrels of oil and natural gas liquids per day and 78 million cubic feet of natural gas per day.
FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets. FCX is the world's largest publicly traded copper producer.
FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America. Additional information about FCX is available on FCX's website at "fcx.com."
Sentinel Peak Resources is a private energy company focused on acquisitions and development primarily in California. Sentinel Peak Resources is backed by Quantum Energy Partners, a leading provider of equity capital to the energy industry.

Cautionary Statement Regarding Forward-Looking Statements:  This press release contains forward-looking statements, which are all statements other than statements of historical facts, such as expectations related to completion of the pending transaction. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements. FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated,

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projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include the ability of the parties to satisfy closing conditions and consummate the pending transaction and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX's subsequent filings with the SEC.

Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward looking statements.
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